Exhibit 4.14

THIS CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THIS NOTE REPRESENTS A DEBT INSTRUMENT THAT WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. LENDER CAN CONTACT MICHAEL FELDMAN AT MFELDMAN@T1V.COM OR (704) 594-1610 TO BE PROVIDED WITH THE ISSUE PRICE OF THIS NOTE, THE AMOUNT OF OID WITH RESPECT TO THIS NOTE, THE ISSUE DATE OF THIS NOTE, AND THE YIELD TO MATURITY OF THIS NOTE, IN EACH CASE AS DETERMINED FOR U.S. FEDERAL INCOME TAX PURPOSES.

T1V, INC.

CONVERTIBLE PROMISSORY NOTE

Purchase Price: $1,000,000.00	February 21, 2023
Original Issue Discount: $41,666.67	Charlotte, NC
Original Principal Amount: $1,041,666.67

FOR VALUE RECEIVED, T1V, Inc., a Delaware corporation (the “Company”), promises to pay to KARL STORZ Endoscopy-America, Inc. (the “Lender”), or their registered assigns, in lawful money of the United States of America the principal sum of $1,041,666.67, together with interest from the date of this Note on the unpaid principal balance at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. Unless earlier converted into capital stock of the Company pursuant to the terms of this Note, the principal and accrued interest shall be due and payable by the Company on demand by the Lender at any time after the earlier of: (i) November 21, 2023 (the “Maturity Date”), and (ii) the occurrence of an Event of Default.

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(b) “Common Stock” shall mean the Company’s Common Stock, $0.001 par value per share, or such other class or classes of stock into which the Common Stock is reclassified after the date hereof.

(c) “Event of Default” has the meaning given in Section 7 hereof.

(d) “Lender” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(e) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

2. Payments; Interest. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. Accrued interest on this Note shall be payable at maturity.

3. Prepayment. The Company may not prepay the principal or accrued interest prior to the Maturity Date without the consent of the Lender. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

4. Conversion of the Notes.

(a) Conversion upon Change of Control. If the Company consummates a Change of Control (as defined below) while this Note remains outstanding, the Company shall repay the Lender in cash in an amount equal to the outstanding principal amount of this Note plus any unpaid accrued interest on the original principal; provided, however, that upon the written election of the Lender made not less than five days prior to the Change of Control, the Company shall convert the outstanding principal balance of this Note and any unpaid accrued interest into shares of the Company’s Common Stock at a conversion price equal to 80% of the quotient resulting from dividing the amount paid by the acquirer in such Change of Control by the number of outstanding shares of Common Stock of the Company (on an as-converted basis) immediately prior to the Change of Control (assuming full conversion or exercise of all convertible and exercisable securities then outstanding, but excluding (x) any shares issuable upon conversion of this Note, any other convertible debt or SAFEs or similar, and (y) any available but unissued equity under any stock option or stock incentive plan) . For purposes of this Note, a “Change of Control” means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; or (iii) the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor, indebtedness of the Company is cancelled or converted or a combination thereof. The Company shall give the Lender notice of a Change of Control not less than 10 days prior to the anticipated date of consummation of the Change of Control. Any repayment pursuant to this paragraph in connection with a Change of Control shall be subject to any required tax withholdings, and may be made by the Company (or any party to such Change of Control or its agent) following the Change of Control in connection with payment procedures established in connection with such Change of Control. The value of any non-cash consideration paid by the acquirer in a Change of Control, including property, rights or securities, shall be determined in good faith by the Board of Directors of the Company.

(b) Mandatory Conversion upon Qualified Financing. Immediately prior to the closing of the sale (or series of related sales) by the Company of its equity securities (“Equity Securities”) to investors (the “Investors”) from which the Company receives aggregate proceeds of not less than $5,000,000 (excluding the aggregate amount of debt securities converted into equity securities in such financing) (a “Qualified Financing”), all of the then outstanding principal and accrued but unpaid interest due under this Note shall automatically convert in whole without any further action by the Lender into the Equity Securities of the Company sold to the Investors in such Qualified Financing at a conversion price equal to the cash price paid per share for the Equity Securities by the Investors in such financing.

(c) Optional Conversion at non-Qualified Financing. In the event the Company consummates, while this Note remains outstanding, an equity financing pursuant to which it sells Equity Securities in a transaction that does not constitute a Qualified Financing, then the Lender shall have the option to treat such equity financing as a Qualified Financing on the same terms set forth herein and shall be entitled to have the outstanding principal amount and any accrued and unpaid interest converted into the same Equity Securities issued in such financing at the same conversion price as though such financing was a Qualified Financing.

(d) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Lender upon the conversion of this Note, the Company shall pay to the Lender an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 4(d), the Company shall be forever released from all its obligations and liabilities under this Note.

5. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Lender that:

(a) Due Incorporation, Good Standing, Corporate Power and Qualification. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets, liabilities, financial condition, property or results of operations of the Company (a “Material Adverse Effect”).

(b) Authorization. Except for the authorization and issuance of the equity securities issuable in connection with a Change of Control, Qualified Financing or the IPO, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Note, the valid and enforceable obligations they purport to be.

(c) Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

(d) Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, the violation of which would have a Material Adverse Effect, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

6. Representations and Warranties of the Lender. In connection with the transactions provided for herein, the Lender hereby represents and warrants to the Company that:

(a) Authorization. This Note constitutes the Lender’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to availability of specific performance, injunctive relief or other equitable remedies.

(b) Purchase Entirely for Own Account. The Lender acknowledges that this Note is issued to the Lender in reliance upon the Lender’s representation to the Company that the Note will be acquired for investment for the Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, the Lender further represents that the Lender does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to this Note.

(c) Disclosure of Information. The Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire this Note. The Lender further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Note.

(d) Investment Experience. The Lender is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Note. If other than an individual, the Lender also represents it has not been organized solely for the purpose of acquiring this Note.

(e) Accredited Lender. The Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

(f) Restricted Securities. The Lender understands that this Note is characterized as a “restricted security” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, each Lender represents that it is familiar with Rule 144 as promulgated by the SEC under the Securities Act, as presently in effect and understands the resale limitations imposed thereby and by the Securities Act.

(g) Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, the Lender further acknowledges and agrees that this Note and the equity securities issuable upon conversion hereof shall be subject to the provisions of the Company’s organizational documents.

7. Defaults and Remedies.

(a) Events of Default. The following events shall be considered Events of Default with respect to this Note:

(i)    The Company shall default in the timely payment of any part of the principal or unpaid accrued interest on the Note after the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;

(ii) The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all of any substantial part of the properties of the Company, or the Company or its respective managers or members shall take any action looking to the dissolution or liquidation of the Company; or

(iii) Within 60 days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within 60 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

(b) Remedies. Upon the occurrence of an Event of Default under Section 7(a) hereof, at the option and upon written notice from the Lender, the entire unpaid principal and accrued and unpaid interest on this Note shall, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the Lender may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under the Notes and exercise any and all other remedies granted to a lender at law, in equity or otherwise. In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Lender in enforcing and collecting this Note

8. Security. This Note is a general unsecured obligation of the Company.

9. Amendments and Waivers; Resolutions of Dispute; Notice. Any provision of this Note may be amended or may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by the written agreement of the Company and the Lender.

10. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

11. Notices. Unless otherwise provided herein, all notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to (i) in the case of the Company, to the address set forth on the signature page hereto, with a required copy to Hutchison PLLC, Attn: John Rudd, 701 Corporate Center Drive, Suite 250, Raleigh, NC 27607 or (ii) in the case of the Lender, at the address set forth on the signature page hereto.

12. Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

13. No Rights or Liabilities as a Stockholder. This Note does not by itself entitle the Lender to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Lender, shall cause the Lender to be a stockholder of the Company for any purpose.

14. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

15. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

16. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Lender, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Lender of any breach or default under this Note, or any waiver by the Lender of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Lender, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Lender fails to remit the full principal amount to the Company within three calendar days of the date of this Note

17. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

18. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

19. Entire Agreement; Governing Law. This Note and the other documents delivered pursuant hereto constitutes the entire agreement between the Company and the Lender with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and the Lender with respect to the subject matter hereof. The provisions of this Note shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware, as to matters within the scope thereof, and the internal laws of the State of North Carolina (without reference to conflict of law provisions), as to all other matters.

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The Company has caused this Convertible Promissory Note to be issued as of the date first written above.

T1V, INC.

By:	/s/ Michael Feldman
Name:	Michael Feldman
Title:	President & CEO

Address:	5025 W. W.T. Harris Blvd
Suite A
Charlotte, NC 28269

ACKNOWLEDGED AND AGREED:

LENDER

KARL STORZ ENDOSCOPY-AMERICA, INC.

By:	/s/ Sonal Matai
Name:	Sonal Matai
Title:	Managing Director

Address:	2151 E. Grande Ave
El Segundo, CA 90245

T1V, Inc.

Signature Page to Convertible Promissory Note